UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 30, 2020

Sage Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

DELAWARE	001-36544	27-4486580
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

215 First Street Cambridge, MA	02142
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (617) 299-8380

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	SAGE	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 30, 2020, the Board of Directors (the “Board”) of Sage Therapeutics, Inc. (the “Company”) elected Barry E. Greene to the Board. Mr. Greene was elected as a Class III director and will serve until the Company’s annual meeting of stockholders in 2023 or until his successor is duly elected and qualified or his earlier resignation or removal.

Mr. Greene served as President of Alnylam Pharmaceuticals, Inc., a public biopharmaceutical company, from 2007 through September 2020, and served as its Chief Operating Officer from 2003 to September 2016. Prior to Alnylam, he was General Manager of Oncology at Millennium Pharmaceuticals, Inc., a public biopharmaceutical company, where he led the company’s global strategy and execution for its oncology business. Prior to joining Millennium in 2001, Mr. Greene served as Executive Vice President and Chief Business Officer for Mediconsult.com, a healthcare consulting company. Prior to Mediconsult.com, Mr. Greene’s experience included serving as Vice President of Marketing and Customer Services for AstraZeneca (formerly AstraMerck), a pharmaceutical company; Vice President, Strategic Integration with responsibility for the AstraZeneca North American post-merger integration; and a partner of Andersen Consulting, a consulting company, where he was responsible for the pharmaceutical/biotechnology marketing and sales practice. Mr. Greene has served as a member of the boards of directors of Karyopharm Therapeutics, Inc., since 2013, and Acorda Therapeutics, Inc., since 2007. Mr. Greene received his B.S. in Industrial Engineering from the University of Pittsburgh and served as a Senior Scholar at Duke University’s Fuqua School of Business.

Mr. Greene does not have any family relationships with any of the executive officers or directors of the Company. There are no arrangements or understandings between Mr. Greene and any other person pursuant to which he was elected as a director of the Company.

In accordance with the Company’s director compensation program, Mr. Greene is entitled to receive an annual cash retainer of $45,000 for service on the Board, which is payable quarterly in arrears, plus additional cash compensation if he is appointed to a Board committee. In addition, under the Company’s director compensation program, in connection with his election to the Board, Mr. Greene was granted an option to purchase 20,000 shares of the Company’s common stock at an exercise price per share equal to the closing price of the Company’s common stock on the grant date. Such option vests in equal monthly installments during the 36 months following the grant date, subject to the director’s continued service on the Board. Mr. Greene will enter into the Company’s standard form of indemnification agreement for directors.

Item 8.01	Other Events.

On October 1, 2020, the Company issued a press release announcing the election of Mr. Greene to the Board. A copy of the press release is filed herewith as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press release issued by Sage Therapeutics, Inc. on October 1, 2020.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 1, 2020		SAGE THERAPEUTICS, INC.

	By:	/s/ Jennifer Fitzpatrick
Jennifer Fitzpatrick
Vice President, Corporate Counsel